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                                                                   EXHIBIT 23.5

                 CONSENT OF ROBERT W. BAIRD & CO. INCORPORATED

  Robert W. Baird & Co. Incorporated ("Baird") hereby consents to the inclusion in the Joint Proxy Statement-Prospectus of AccuStaff Incorporated and Career Horizons, Inc., filed as a part of this Registration Statement (Reg. No. 333-12207) on Form S-4 of AccuStaff Incorporated, of its opinion dated August 25, 1996, and to the references made to Baird in the "Summary" and "Opinion of Salomon and Baird" sections of such Joint Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       ROBERT W. BAIRD & CO. INCORPORATED

October 3, 1996